UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2020

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

NewCo I B.V., a private limited liability company organized under the laws of the Netherlands (“NewCo”), entered into the financing arrangements described below by way of the Mandate Documents (defined below). NewCo is an indirect wholly-owned subsidiary of UPC Holding B.V. and UPC Holding B.V. is an indirect wholly-owned subsidiary of Liberty Global plc.

On August 12, 2020, NewCo as borrower, and certain financial institutions (the “Lenders”) entered into a commitment letter with a term sheet appended thereto (the “Commitment Letter”) and a fee letter (together with the Commitment Letter, the “Mandate Documents”), pursuant to which the Lenders set out the terms on which they are willing to arrange and provide a $1,169.0 million term loan facility (“Facility B-1 (USD)”), a €500.0 million ($589.2 million at the August 12, 2020 exchange rate) term loan facility (“Facility B-1 (Euro)”, and together with Facility B-1 (USD), “Facility B-1”) and a €213.36 million ($251.4 million at the August 12, 2020 exchange rate) multi-currency revolving facility (the “Revolving Facility”, and together with Facility B-1, the “Facilities”).

The Facilities are to be provided in connection with the acquisition by UPC Schweiz GmbH or another wholly-owned subsidiary of UPC Broadband Holding B.V. by way of a public tender offer for all publicly held shares in Sunrise Communications Group AG, a Swiss corporation (Aktiengesellschaft) listed on the SIX Swiss Exchange (the “Target”, and together with its subsidiaries, the “Target Group”) in accordance with the terms of a transaction agreement entered into by Liberty Global Plc and the Target. The proceeds of Facility B-1 can be utilized by NewCo or an Affiliate of NewCo to be applied directly or indirectly in or towards refinancing or otherwise discharging existing Target Group debt and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or acquisition, and financing other related amounts, including fees, costs and expenses.

Under the terms of the Mandate Documents, the Lenders agreed to provide Facility B-1 to NewCo or an affiliate of NewCo, which facilities may be issued with an original issue discount to be confirmed following syndication. The final maturity date for Facility B-1 is expected to be January 31, 2029. Facility B-1 will bear interest at a rate of LIBOR/EURIBOR (as applicable) plus a margin to be confirmed following syndication and may be subject to a LIBOR/EURIBOR (as applicable) floor of 0%.

Under the terms of the Mandate Documents, the Lenders agreed to provide the Revolving Facility to NewCo. The final maturity date for the Revolving Facility will be May 31, 2026. The Revolving Facility will bear interest at a rate of EURIBOR plus 2.50% per annum. The proceeds from the Revolving Facility can be utilized by NewCo for its ongoing working capital requirements and the general corporate purposes of NewCo, its subsidiaries and certain other members of the Group (as defined in the credit agreement referred to below), including without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of any member of the Group and/or the payment of any fees, costs and expenses in connection with the Revolving Facility or other transactions related thereto.

Following the end of the syndication period, a credit agreement documenting the terms of the Facilities will be entered into between, among others, NewCo as a borrower, a partnership to be incorporated in the state of Delaware as the original USD borrower, certain lenders and The Bank of Nova Scotia as the facility agent and the security agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: August 18, 2020